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                                                                   EXHIBIT 10.14

                    FORM OF AMENDMENT TO AMENDED AND RESTATED
                               SEVERANCE AGREEMENT

         THIS AMENDMENT is dated May ___, 2001 and effective as of July 18, 2000, between FRANKLIN BANK, NATIONAL ASSOCIATION ("Franklin") and ______________ (the "Director").

         WHEREAS, Franklin and the Director, a non-employee member of the Board of Directors of Franklin, entered into that certain Amended and Restated Severance Agreement made as of the 21st day of November, 1995 (the "Amended and Restated Severance Agreement") pursuant to which the Director is entitled to certain severance and other compensation in the event of a "Change in Control" (as defined in the Amended and Restated Severance Agreement) of Franklin; and

         WHEREAS, effective as of March 19, 2000, a Change in Control of Franklin occurred within the meaning of the Amended and Restated Severance Agreement, as a result of Franklin entering into an Agreement and Plan of Merger with Bingham Financial Services Corporation and BFSC Merger, N.A.; and

         WHEREAS, effective as of May 23, 2000, a Change in Control of Franklin occurred within the meaning of the Amended and Restated Severance Agreement, as a result of the nomination of non-management sponsored directors for election to the Board of Directors of Franklin; and

         WHEREAS, pursuant to the terms of the Amended and Restated Severance Agreement, a trust (the "Trust ") has been established under the Franklin Bank Severance Payment Trust Agreement dated September 30, 1999 (the "Trust Agreement"), between Franklin, as Grantor, and with Northern Trust Bank, FSB, as Trustee (the "Trustee"), which Trust has been funded by Franklin with an amount estimated by Franklin to be sufficient to cover the payment to Director of a severance payment under the Amended and Restated Severance Agreement, as well as similar severance payments that may become due to other non-employee directors having agreements with Franklin similar to the Amended and Restated Severance Agreement; and

         WHEREAS, as part of a review of Franklin's operations, the Board of Directors of Franklin has pursuant to a resolution adopted by the Board of Directors on July 18, 2000, adopted a revised compensation structure which reduces certain compensation and benefits payable to non-employee members of the Board of Directors, as follows:

         a. the director meeting fee payable by Franklin from and after July 18, 2000 is reduced to $600.00 per meeting;

         b. the director committee meeting fee payable by Franklin from and after July 18, 2000 is reduced to $400.00 per meeting;

         c. the health insurance reimbursement and health club dues benefits payable by Franklin from and after July 18, 2000 are eliminated; and

         d. the lump sum severance payment benefit payable by Franklin will be capped at the level accrued through and until July 18, 2000;

         (the changes to the compensation and benefits payable by Franklin to non-employee members of the Board of Directors of Franklin so identified as items (a), (b), (c) and (d) above being herein collectively referred to as the "New Compensation Structure"), and (ii) recommended that the Amended and Restated Severance



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Agreement between Franklin and Director, and similar agreements between Franklin and certain other non-employee directors, be amended as set forth herein.

         NOW, THEREFORE, in consideration of the mutual covenants herein contained and for other good and valuable consideration, receipt of which is hereby acknowledged, the parties hereto hereby agree to amend the Amended and Restated Severance Agreement as follows:

         1. Compensation. Section 3(F)(ii) of the Amended and Restated Severance Agreement is hereby deleted in its entirety and replaced with the following:

                  "a reduction by Franklin in the Director's compensation as in effect on July 19, 2000 (the "Stop Date") or as the same may be increased from time to time thereafter during the term of this Agreement."

                  2. Benefit Plans. Section 3(F)(iii) of the Amended and Restated Severance Agreement is hereby deleted in its entirety and replaced with the following:

                  "any failure by Franklin to continue in effect for such Director any benefit plan or arrangement or perquisite (including, without limitation, Franklin's group life insurance plan and accident and disability plans) in which the Director is participating as of (i) the Stop Date or as the same may be increased from time to time thereafter during the term of this Agreement and (ii) the day prior to the Change in Control of Franklin (or any other plans providing the Director with substantially similar benefits) (hereinafter referred to as "Benefit Plans"), or the taking of any action by Franklin which would adversely affect the Director's participation in or materially reduce the Director's benefits under any such Benefit Plan or deprive the Director of any material fringe benefit enjoyed by the Director as of the day prior to the Change in Control of Franklin."

                  3. Severance Pay. Section 4(2) of the Amended and Restated Severance Agreement is hereby deleted in its entirety and replaced with the following:

                  "In lieu of any further compensation to Director for periods subsequent to the Date of Termination, Franklin shall pay as severance pay to Director a lump sum severance payment of $249,426 (the "Cash Payment"); it being acknowledged and agreed between Franklin and Director that the Cash Payment amount is the sum equal to $15,000 per year of service as a Director of Franklin served by the Director prior to the Stop Date (and a pro rata amount for each fractional year). In addition, Franklin shall pay as severance to Director an amount which after applying the provisions of Section 4999 of the Code, as amended (or as replaced by any other Code Section) (" Section 4999") would provide Director with the same approximate aggregate cash under Section 4 of the Agreement that Director would have received under Section 4 of the Agreement but for the application of Section 4999; and"

                  4. Benefit Plans-Severance Compensation. Section 4(4) of the Amended and Restated Severance Agreement is hereby deleted in it entirety and replaced with the following:




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                  "In addition, Franklin shall maintain in full force and
                  effect, for the continuing benefit of the Director for 3 years; all Benefit Plans in which the Director was entitled to participate during the 3 years prior to the Date of Termination, provided that the Director's continued participation is possible under the general terms and provisions of such Benefit Plans. In the event that the Director's participation in any Benefit Plan is barred, Franklin shall arrange to provide the Director with benefits substantially similar to those which the Director would otherwise have been entitled to receive under such Benefit Plan from which the Director's continued participation is barred. At the election of the Director, Franklin shall pay to Director a lump-sum payment of $17,939 ("Payment in Lieu of Health Benefits") under this subsection 4(4); and with payment of said sum, Franklin shall be relieved of any obligation to continue the provision of any benefits for (a) medical insurance reimbursement, and/or (b) exercise club dues reimbursement benefits (collectively, the "Health Benefits") for a three-year period pursuant to this subsection 4(4); provided, further, that Franklin and Director acknowledge and agree that, (x) at the election of Director, Franklin shall be obligated to pay to Director the Payment in Lieu of Health Benefits, as an absolute minimum value of consideration under this subsection 4(4), whether or not Franklin was, at the Date of Termination or during the 3 years prior thereto, providing Health Benefits to Director, or Director was then entitled to participate in any Benefit Plans providing Health Benefits, and (y) to the extent that Director had been entitled to participate in any Benefit Plan in addition to those providing the Health Benefits (collectively, the "Additional Benefits"), payment by Franklin to Director of the Payment in Lieu of Health Benefits shall not relieve Franklin from its obligation to continue the provision of said Additional Benefits for a three-year period pursuant to this subsection 4(4); and"

         5. Waiver; Reservation of Rights. Director hereby waives his right to resign as a director for "Good Reason" as contemplated by Section 3(F) of the Amended and Restated Severance Agreement due solely to changes to the compensation and benefits specifically identified as the New Compensation Structure. This waiver shall not be deemed or otherwise construed to constitute a waiver of any other condition, or prejudice any right or remedy which Director may now have or may have in the future, under or in connection with the Amended and Restated Severance Agreement, as amended, and it is expressly agreed that Director does not waive any rights, but instead Director reserves all rights, to the extent any change is or may be effected with respect to any compensation and/or benefits other than those changes specifically identified as the New Compensation Structure. Furthermore, it is expressly agreed that (i) any breach of Franklin to fully and timely fund the Trust, to properly and timely instruct the Trustee and to otherwise strictly abide by, observe and perform in accordance with the terms of the Amended and Restated Severance Agreement and the Trust Agreement, and/or (ii) any act or action, or failure to act or take action, on the part of Franklin which improperly impairs, impedes, delays, blocks or restricts, or has or may have as a consequence an improper impairment, impediment, delay, blockage or restriction on or of, any distribution from the Trust owing to Director, irregardless of any act or action, or failure to act or take action on the part of the Trustee, shall be and constitute a breach by Franklin of both the Amended and Restated Severance Agreement and the Trust Agreement, in respect of which Director reserves all rights and remedies and for which Franklin shall be liable to Director, including, without limitation, as provided in Section 4 (and, in particular and not in limitation, under the provisions of Sections 4(5), 4(6) and 4(7)) and Section 15 of the Amended and Restated Severance Agreement. Director's service upon the Board of Directors of Franklin, or any nominating or other committee, participation in any deliberations with respect to, or voting, abstaining, approving or recommending, for or against, the nomination or election of any person or persons as a director or directors of Franklin, or any


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committee of the Board of Directors of Franklin, shall not constitute Director's consent or acquiescence to, or waiver of, or otherwise affect Director's rights regarding the consequences of, a failure to nominate or re-elect the Director as a member of the Board of Directors, or of any committee, under the Amended and Restated Severance Agreement.

         6. Notices. Director's address set forth in Section 11 of the Amended and Restated Severance Agreement is hereby deleted and replaced with the following:

         ---------------------
         ---------------------"

         7. Ratification. Except as specifically modified herein, the Amended and Restated Severance Agreement remains in full force and effect in all respects and remains binding upon both Franklin and the Director.

         8. Counterparts. This Amendment may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

                            [Signature page follows]


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         IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first above written.

                                 FRANKLIN BANK, NATIONAL ASSOCIATION

                                 By:
                                    --------------------------------------
                                    Name:  David L.  Shelp
                                    Its:   President and Chief Executive Officer


                                 DIRECTOR

                                 By:
                                    --------------------------------------
                                    Name:



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